Exhibit 10.10

SECOND AMENDED AND RESTATED TAX SHARING AGREEMENT

THIS SECOND AMENDED AND RESTATED TAX SHARING AGREEMENT (the “Agreement”), dated as of March 17, 2011, and effective as of January 11, 2010, is entered into between Ply Gem Prime Holdings, Inc., a Delaware corporation (“Parent”), Ply Gem Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Holdings”), and Ply Gem Industries, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Industries”, and together with Holdings, the “Subsidiaries”).

Ply Gem Investment Holdings, Inc., a Delaware corporation (“Investment Holdings”), Holdings and Industries entered into a Tax Sharing Agreement dated February 12, 2004.  Investment Holdings was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that elected to file consolidated federal income tax returns, and Holdings and Industries were members of such group.

Parent, Investment Holdings, Holdings and Industries entered into an Amended and Restated Tax Sharing Agreement dated February 24, 2006.  Parent was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that elected to file consolidated federal income tax returns, and Investment Holdings, Holdings and Industries were members of such group.

On January 11, 2010, Investment Holdings was merged with and into Parent, with Parent being the surviving entity.

It is expected that the Holdings affiliated group will remain in existence, with Parent becoming the common parent of the affiliated group that has elected to file consolidated federal income tax returns, and the Subsidiaries are members of such group.

Parent and the Subsidiaries desire to set forth in this Agreement their agreement as to certain matters relating to the inclusion of the Subsidiary Consolidated Group (as defined below) in the Parent Consolidated Group (as defined below), including the allocation of tax liabilities for years in which the Subsidiaries are so included, and certain other matters relating to taxes.

The parties agree as follows:

1.           DEFINITIONS.

“Adjustment” shall have the meaning set forth in Section 8.

“Agreement Year” shall mean any taxable year beginning on or after February 12, 2004 during which the Subsidiary Consolidated Group is included in the Parent Consolidated Group.

“Balance Payment” shall have the meaning set forth in Section 4.

“Code” shall have the meaning set forth above.

“Estimated Income Tax Payments” shall have the meaning set forth in Section 4.

“Final Determination” shall mean the final resolution of any tax matter, including, but not limited to, a closing agreement with the IRS or the relevant state, local or foreign taxing authority, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the United States Tax Court or the relevant state, local or foreign tribunal has expired, or a decision of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

“Holdings” shall have the meaning set forth above.

“Industries” shall have the meaning set forth above.

“Investment Holdings” shall have the meaning set forth above.

“IRS” shall mean the Internal Revenue Service.

“Parent” shall have the meaning set forth above.

“Parent Consolidated Group” shall mean the affiliated group of corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code electing to file consolidated federal income tax returns and of which Parent is the common parent.

“Parent Consolidated Return” shall have the meaning set forth in Section 2.

“Post-Consolidation Year” shall have the meaning set forth in Section 6 of this Agreement.

“Pro Forma Subsidiary Attribute” shall have the meaning set forth in Section 5.

“Pro Forma Subsidiary Return” shall have the meaning set forth in Section 3.

“Records” shall have the meaning set forth in Section 8.

“Regulations” shall mean the Treasury regulations promulgated under the Code.

“Subsidiaries” shall have the meaning set forth above.

“Subsidiary Consolidated Group” shall mean the affiliated group of corporations (including any predecessors and successors thereto) within the meaning of Section 1504(a) of the Code, of which Holdings would be the common parent if it were not included in the Parent Consolidated Group.

“Subsidiary Return Items” shall have the meaning set forth in Section 8.

“Subsidiary Tax Package” shall have the meaning set forth in Section 7.

“Total Periodic Payments” shall have the meaning set forth in Section 4.

2.           FILING OF CONSOLIDATED RETURNS AND PAYMENT OF CONSOLIDATED TAX LIABILITY.

For all taxable years in which Parent files consolidated federal income tax returns (any such return of the Parent Consolidated Group for any taxable year, a “Parent Consolidated Return”) and is entitled to include the Subsidiary Consolidated Group in such returns, Parent shall include the Subsidiary Consolidated Group in the consolidated federal income tax returns that it files as the common parent corporation of the Parent Consolidated Group.  Parent, the Subsidiaries and the other members of the Parent Consolidated Group shall file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of such federal income tax returns.  For all taxable years in which the Subsidiary Consolidated Group is included in the Parent Consolidated Group, Parent shall pay the entire federal income tax liability of the Parent Consolidated Group and shall indemnify and hold harmless the Subsidiaries and each member of the Subsidiary Consolidated Group against any such liability; provided, however, that the Subsidiaries shall make payments to Parent or receive payments from Parent as provided in this Agreement for any Agreement Year.

3.           PRO FORMA SUBSIDIARY RETURN.

For each Agreement Year, Parent shall prepare a pro forma federal income tax return for the Subsidiary Consolidated Group (a “Pro Forma Subsidiary Return”).  Except as otherwise provided in this Agreement, the Pro Forma Subsidiary Return for each Agreement Year shall be prepared as if Holdings filed a consolidated federal income tax return on behalf of the Subsidiary Consolidated Group for such taxable period.  The Pro Forma Subsidiary Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes from prior Pro Forma Subsidiary Returns (excluding those attributes that are carried back pursuant to Section 5) that could have been utilized by the Subsidiary Consolidated Group if the Subsidiary Consolidated Group had never been included in the Parent Consolidated Group and all Pro Forma Subsidiary Returns had been filed as actual returns.  The Pro Forma Subsidiary Return shall be prepared in a manner that reflects all elections, positions and methods used in the Parent Consolidated Return that must be applied on a consolidated basis and otherwise shall be prepared in a manner consistent with the Parent Consolidated Return.  The provisions of the Code that require consolidated computations, such as Sections 861, 1201-1212 and 1231, shall be applied separately to the Subsidiary Consolidated Group as if the Subsidiary Consolidated Group and the Parent Consolidated Group (excluding the members of the Subsidiary Consolidated Group ) were separate affiliated groups, except that the Pro Forma Subsidiary Return prepared for the last taxable year, or portion thereof, during which the Subsidiary Consolidated Group is included in the Parent Consolidated Return shall also include any gains or losses of the members of the Subsidiary Consolidated Group on transactions within the Subsidiary Consolidated Group that must be taken into account pursuant to Section 1.1502-13 of the Regulations and reflected on the Parent Consolidated Return when the Subsidiary Consolidated Group ceases to be included in the Parent Consolidated Return.  For each Agreement Year, Section 1.1502-13 of the Regulations shall be applied as if the Subsidiary Consolidated Group were not a member of the Parent Consolidated Group.  For purposes of the Agreement, all determinations made as if the Subsidiary Consolidated Group had never been included in the Parent Consolidated Group and as if all Pro Forma Subsidiary Returns were actual returns shall reflect any actual short taxable years resulting from the Subsidiary Consolidated Group joining or leaving the Parent Consolidated Group.

4.           TAX PAYMENTS.

(a)           Estimated Income Tax Payments.  For each Agreement Year, the Subsidiaries shall make periodic payments (“Estimated Income Tax Payments”) to Parent in such amounts, that, combined, shall be equal to the estimated tax payments that would be payable by the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group, no later than the dates on which such estimated tax payments would be due from the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group.

(b)           Balance Payment.  For each Agreement Year, the Subsidiaries shall pay to Parent an amount equal to the tax payment that would be payable by the Subsidiary Consolidated Group if it were not included in the Parent Consolidated Group, no later than March 15 of the following year (the “Balance Payment”).

(c)           Payments based on Pro Forma Subsidiary Return.  For each Agreement Year, the Subsidiaries shall pay to Parent, no later than the date on which a Parent Consolidated Return is filed for such Agreement Year, an amount equal to the sum of (i) the federal income tax liability shown on the corresponding Pro Forma Subsidiary Return prepared for such Agreement Year and (ii) the additions to tax, if any, under Section 6655 of the Code that would have been imposed on the Subsidiary Consolidated Group (treating the amount due to Parent under (i) above as its federal income tax liability and treating any Estimated Income Tax Payments to Parent pursuant to clause (a) as estimated payments under Section 6655 of the Code) and which result from the inaccuracy of any information provided by the Subsidiaries to Parent pursuant to Section 7 hereof or from the failure of the Subsidiaries to provide any requested information, reduced by (iii) the sum for such Agreement Year of the amount of the Estimated Income Tax Payments and the Balance Payment (collectively, the “Total Periodic Payments”), plus (iv) any interest and additions to tax (other than under Section 6655 of the Code) that would be due under the Code if the Total Periodic Payments were actual payments of tax.  If the Total Periodic Payments to Parent for any Agreement Year exceed the amount of the liability of the Subsidiaries for such Agreement Year under the preceding sentence, Parent shall pay to Holdings an amount equal to such excess within 10 days after filing the Parent Consolidated Return for such Agreement Year.  For purposes of this Agreement, the term “federal income tax liability” includes the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections.  Parent shall notify the Subsidiaries of any amounts due from the Subsidiaries to Parent pursuant to this Section 4 at least 5 business days prior to the date such payments are due, and such payments shall not be considered due until the later of the due date described above or the fifth day after Parent gives such notice.

5.           LOSSES; REFUNDS.

If a Pro Forma Subsidiary Return for any Agreement Year reflects a net operating loss, net capital loss, excess tax credit or other tax attribute (a “Pro Forma Subsidiary Attribute”), which attribute is actually utilized in a Parent Consolidated Return (including any amendments thereto), then, within 30 days after the date such Pro Forma Subsidiary Attribute is actually realized in cash (whether directly or by offset), Parent shall pay to Holdings an amount equal to the refund that the Subsidiary Consolidated Group would have received as a result of the carryback of such Pro Forma Subsidiary Attribute to a Pro Forma Subsidiary Return for any prior Agreement Year or Years, assuming that all Pro Forma Subsidiary Returns had been filed as actual returns and that the Subsidiary Consolidated Group had filed returns as a separate affiliated group for all prior taxable years.  All calculations of deemed refunds pursuant to this Section 5 shall include interest computed as if the Subsidiary Consolidated Group had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the relevant Parent Consolidated Return is filed.

6.           PAYMENTS FOR TAXABLE YEARS IN THE EVENT OF DECONSOLIDATION.

(a)           Payments by the Subsidiaries to Parent.  If for any taxable year after the Subsidiary Consolidated Group ceases to be included in the Parent Consolidated Group (a “Post-Consolidation Year”), (i) the federal income tax liability of the Subsidiary Consolidated Group is less than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, or (ii) the federal income tax liability of the Parent Consolidated Group is greater than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, then, to the extent that the Subsidiaries have not already made a payment to Parent for utilization of the tax attributes that gave rise to the decrease or increase described in (i) or (ii), the Subsidiaries shall pay to Parent an amount equal to such decrease or increase within 10 days of the filing of Subsidiary Post-Consolidation Year return.  In the event that there is both a decrease and an increase described in (i) and (ii), respectively, of the previous sentence for any Post-Consolidation Year, then the Subsidiaries shall make a payment to Parent in an amount equal to the sum of such decrease and increase, unless such decrease and increase (or any portion thereof) result from utilization of the same tax attribute(s), in which case the amount of the payment will be reduced accordingly.

(b)           Payments by Parent to the Subsidiaries.  If for any Post-Consolidation Year (i) the federal income tax liability of the Subsidiary Consolidated Group is greater than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, or (ii) the federal income tax liability of the Parent Consolidated Group is less than the federal income tax liability that would have been imposed with respect to the same period if the Subsidiary Consolidated Group had not been included in the Parent Consolidated Group for any Agreement Year and all Pro Forma Subsidiary Returns had been actual returns for such years, then, to the extent that Parent has not already made a payment to the Subsidiaries for utilization of the tax attributes that gave rise to the increase or decrease described in (i) or (ii), Parent shall pay to Holdings an amount equal to such increase or decrease within 10 days of notification by Holdings to Parent of the filing of Subsidiary Post-Consolidation Year return.  In the event that there is both an increase and a decrease described in (i) and (ii), respectively, of the previous sentence for any Post-Consolidation Year, then Parent shall make a payment to Holdings in an amount equal to the sum of such increase and decrease, unless such increase and decrease (or any portion thereof) result from utilization of the same tax attribute(s), in which case the amount of the payment will be reduced accordingly.

(c)           Documentation.  Prior to the payment of any amounts due pursuant to this Section 6, the parties shall exchange such information and documentation as is reasonably satisfactory to each of them in order to substantiate the amounts due pursuant to this Section 6.  Any disputes as to such amounts and documentation that cannot be resolved prior to the date on which a payment is due shall be referred to an independent accounting firm whose fees shall paid one-half by Holdings and one-half by Parent.

(d)           Post-Consolidation Year Carrybacks.

(i)           If a Subsidiary Consolidated Group federal income tax return for any Post-Consolidation Year reflects a net operating loss, net capital loss, excess tax credits, or any other tax attribute, whether or not the Subsidiaries waive the right to carryback any such attribute to a Parent Consolidated Return, no payment with respect to such carrybacks shall be due from Parent.

(ii)           If a Parent Consolidated Return for any Post-Consolidation Year reflects a net operating loss, net capital loss, excess tax credits, or any other tax attribute, such attribute may be carried back to Parent Consolidated Return for an Agreement Year, and Parent shall be entitled to retain (without any obligation to reimburse the Subsidiaries) the full amount of any refund received in connection therewith.  In the event that any of the Subsidiaries (or any other member of the Subsidiary Consolidated Group ) receives any refund with respect to an Agreement Year issued in connection with a carryback of a Parent Consolidated Group tax attribute from a Post-Consolidation Year to a Parent Consolidated Return for an Agreement Year, such Subsidiary (or such member of the Subsidiary Consolidated Group) shall promptly pay the full amount of such refund to Parent.

(e)           No Duplication of Payment.  Notwithstanding anything to the contrary herein, neither Section 5(a) nor Section 5(b) shall require the Subsidiaries or Parent, as the case may be, to make any payment pursuant to such section to the extent that the payment is attributable to a tax attribute for which payment has previously been made pursuant to Section 4.

7.           PREPARATION OF TAX PACKAGE AND OTHER FINANCIAL REPORTING INFORMATION.

The Subsidiaries shall provide to Parent, in a format determined by Parent, all information requested by Parent as reasonably necessary to prepare the Parent Consolidated Return and the Pro Forma Subsidiary Return (the “Subsidiary Tax Package”).  The Subsidiary Tax Package with respect to any taxable year shall be provided to Parent on a basis consistent with practices of the Parent Consolidated Group.  The Subsidiaries shall also provide to Parent information required to determine the Total Periodic Payments, current federal taxable income, current and deferred tax liabilities, tax reserve items and any additional current or prior information required by Parent on a timely basis consistent with practices of the Parent Consolidated Group.

8.           RETURNS, AUDITS, REFUNDS, AMENDED RETURNS, LITIGATION, ADJUSTMENTS AND RULINGS.

(a)           Returns.  Parent shall have exclusive and sole responsibility for the preparation and filing of the Parent Consolidated Returns (including requests for extensions) and any other returns, amended returns and other documents or statements required to be filed with the IRS in connection with the determination of the federal income tax liability of the Parent Consolidated Group.

(b)           Audits; Refund Claims.  Parent will have exclusive and sole responsibility and control with respect to the conduct of IRS examinations of the returns filed by the Parent Consolidated Group and any refund claims with respect to such returns, including without limitation the right to select counsel, the right to determine the court or other body in which any contest shall be brought, the right to determine whether to contest a proposed deficiency or to pay a tax and sue for a refund and the right to determine whether and how to appeal any adverse determination.  The Subsidiaries shall assist and cooperate with Parent during the course of any such proceeding.  Parent shall give Holdings notice of and consult with Holdings with respect to any issues relating to items of income, gain, loss, deduction or credit of the Subsidiaries (or any other member of the Subsidiary Consolidated Group ) (any such items, “Subsidiary Return Items”).  Parent shall not settle or otherwise compromise any Subsidiary Return Item that would result in additional liability for the Subsidiaries under this Agreement without the written consent of Holdings, which consent shall not be unreasonably withheld.  If Holdings does not respond to Parent’s request for consent within 30 days, Holdings shall be deemed to have consented.

(c)           Litigation.  If the federal income tax liability of the Parent Consolidated Group becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by Parent.  The Subsidiaries shall assist and cooperate with Parent during the course of litigation, and Parent shall consult with Holdings regarding any issues relating to Subsidiary Return Items.

(d)           Expenses.  The Subsidiaries shall reimburse Parent for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in paragraphs (b) and (c) of this Section 8, to the extent such expenses are reasonably attributable to Subsidiary Return Items for any Agreement Year.

(e)           Recalculation of Payments to Reflect Adjustments.  To the extent that there is a Final Determination with respect to a Parent Consolidated Return that results in a change in an item relating to such return (an “Adjustment”) that affects the treatment of a Subsidiary Return Item for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma Subsidiary Return.  All calculations of payments made pursuant to Sections 4, 5 and 6 of this Agreement shall be recomputed to reflect the effect of any Adjustments on the relevant Pro Forma Subsidiary Return.  Within 5 days after any such Adjustment, the Subsidiaries or Parent, as appropriate, shall make a payment to the other party reflecting such Adjustment, plus interest pursuant to Section 9 of the Agreement, calculated as if payments by and to the Subsidiaries pursuant to Sections 4, 5 and 6 of this Agreement and this Section 8 were payments and refunds of federal income taxes.  The Subsidiaries shall further pay to Parent the amount of any penalties or additions to tax incurred by the Parent Consolidated Group as a result of an adjustment to any Subsidiary Return Item for an Agreement Year.

(f)           Rulings.  The Subsidiaries shall assist and cooperate with Parent and take all actions requested by Parent in connection with any ruling requests submitted by Parent to the IRS.

(g)           Applicability with Respect to All Consolidated Returns.  The provisions of Sections 8(a), (b) and (c) above shall apply to Parent Consolidated Returns and Subsidiary Return Items for all taxable years in which the Subsidiaries are includable in the Parent Consolidated Group.

(h)           Document Retention, Access to Records and Use of Personnel.  Until the expiration of the relevant statute of limitations (including extensions), the Subsidiaries shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all tax returns relevant to an obligation, right or liability of either party under the Agreement; and (ii) give Parent reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under the Agreement.  Prior to disposing of any such Records, the Subsidiaries shall notify Parent in writing of such intention and afford Parent the opportunity to take possession or make copies of such Records at its discretion.

9.           INTEREST.

Interest required to be paid by or to the Subsidiaries pursuant to the Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period.  Any payments required pursuant to the Agreement which are not made within the time period specified in the Agreement shall bear interest at a rate equal to the rate provided in the Code for interest on underpayments of tax.

10.           FOREIGN, STATE AND LOCAL INCOME TAXES.

(a)           In the case of foreign, state or local taxes based on or measured by the net income of the Parent Consolidated Group, or any members of the Parent Consolidated Group (other than solely with respect to the Subsidiary Consolidated Group or solely with respect to members of the Parent Consolidated Group other than members of the Subsidiary Consolidated Group ) on a combined, consolidated or unitary basis, the provisions of this Agreement shall apply with equal force to such foreign, state or local tax for each Agreement Year, whether or not the Subsidiary Consolidated Group is included in the Parent Consolidated Group for federal income tax purposes; provided, however, that interest pursuant to the first sentence of Section 9 of this Agreement shall be computed at the rate and in the manner provided under such foreign, state or local law for interest on underpayments and overpayments of such tax for the relevant period, and references to provisions of the Code throughout the Agreement shall be deemed to be references to analogous provisions of foreign, state and local law.

(b)           For any taxable year, Parent shall have the sole and exclusive control of (a) the determination of whether a combined, consolidated or unitary tax return should be filed for any foreign, state or local tax purpose and (b) all foreign, state or local income tax audits and litigation with respect to the Subsidiary Consolidated Group to the same extent as provided in this Agreement for federal income tax matters (including the right in its sole discretion to have the Subsidiaries pay any disputed taxes and sue for a refund in the forum of Parent's choice).  The Subsidiaries shall reimburse Parent for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in the preceding sentence, to the extent such expenses are reasonably attributable to the Subsidiary Consolidated Group.

(c)           Holdings shall be responsible for filing tax returns relating to payroll, sales and use, property, withholding, capital stock, net worth and similar taxes attributable to members of the Subsidiary Consolidated Group and shall be responsible for the payment of such taxes.

(d)           For all taxable years that the Subsidiaries are members of the Parent Consolidated Group, the Subsidiaries shall have the sole and exclusive responsibility for all taxes based on or measured by net income that are determined solely by the income of the Subsidiary Consolidated Group (or any combination of the members thereof, including the predecessors and successors of such members) on a combined, consolidated, unitary or separate company basis.

(e)           Parent will provide notice of and consult with the Subsidiaries with respect to any issue relating to such audits and litigation, and the Subsidiaries will provide to Parent any information necessary to conduct such audits and litigation.  Parent shall not settle or otherwise compromise any audits or litigation that would result in additional liability for the Subsidiaries under this Section 10 without the written consent of Holdings, which consent shall not be unreasonably withheld.  If Holdings does not respond to Parent’s request for consent within 30 days, Holdings shall be deemed to have consented.

11.           SUCCESSORS AND ACCESS TO INFORMATION.

The Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to the Agreement, and in such event, all references in this Agreement to a party shall refer instead to the successor of such party.  If for any taxable year the Subsidiaries are no longer included in the Parent Consolidated Group, Parent and the Subsidiaries agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the Subsidiaries are no longer included in a Parent Consolidated Return, and each of Parent and the Subsidiaries will cooperate with respect to any audits or litigation relating to any Parent Consolidated Return.

12.           CONFIDENTIALITY.

Each of Parent and the Subsidiaries agrees that any information furnished pursuant to the Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other persons.  In addition, each of Parent and the Subsidiaries shall cause its employees, agents and advisors to comply with the terms of this Section 12.

13.           GOVERNING LAW.

The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be fully performed within the State of Delaware.

14.           HEADINGS.

The headings in the Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of the Agreement.

15.           SECTION REFERENCES.

References to Sections shall, unless otherwise specified, be references to Sections of this Agreement.

16.           COUNTERPARTS.

The Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of the Agreement to produce or account for more than one counterpart.

17.           SEVERABILITY.

If any provision of the Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable.  In any event, all other provisions of the Agreement shall be deemed valid, binding, and enforceable to their full extent.

18.           TERMINATION.

The Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by the Agreement; provided, however, that neither Parent nor the Subsidiaries shall have any liability to the other party with respect to tax liabilities for any taxable year in which the Subsidiary Consolidated Group is not included in the Parent Consolidated Return for such year, except as provided in Sections 5 and 10.

19.           SUCCESSOR PROVISIONS.

Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto, as appropriate.

20.           COMPLIANCE BY SUBSIDIARIES.

Parent and Holdings each agrees to cause all members of the Parent Consolidated Group and the Subsidiary Consolidated Group (including predecessors and successors to such members) to comply with the terms of this Agreement.

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED TAX SHARING AGREEMENT]

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

PLY GEM PRIME HOLDINGS, INC.

By:
/s/ Shawn K. Poe___________
Name: Shawn K. Poe
Title: Vice President

PLY GEM HOLDINGS, INC.

By:
/s/ Shawn K. Poe____________
Name: Shawn K. Poe
Title: Vice President

PLY GEM INDUSTRIES, INC.

By:
/s/ Shawn K. Poe____________
Name: Shawn K. Poe
Title: Vice President